------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number
                                                  Expires:
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

  Prometheus Assisted Living LLC
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

  30 Rockefeller Plaza, 63rd Floor
--------------------------------------------------------------------------------
                                    (Street)

  New York                            NY                         10020
--------------------------------------------------------------------------------
   (City)                           (State)                       (Zip)


================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

  September 17, 1998

================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Issuer Name and Ticker or Trading Symbol

  ARV Assisted Living, Inc. ARVI
================================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Year)

   7/14/97
================================================================================
7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person

   [ X ] Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------

   Common Stock                          7,595,069<F1>               D and I              See attached
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

<F1> The purpose of this Amendment is to correct the report filed on
September 17, 1998, which inaccurately stated the amount of securities beneficially owned.



See attached signature page.
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

                                   FORM 3
          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


Item 1.           Name and Address of Reporting Person.

                  Prometheus Assisted Living LLC
                  30 Rockefeller Plaza, 63rd Floor
                  New York, NY  10020

                  Second Reporting Person:
                  Lazard Freres Real Estate Investors L.L.C.
                  30 Rockefeller Plaza, 63rd Floor
                  New York, NY  10020

                  Third Reporting Person:
                  LF Strategic Realty Investors II L.P.
                  c/o Lazard Freres Real Estate Investors L.L.C.
                  30 Rockefeller Plaza, 63rd Floor
                  New York, NY 10020

                  Fourth Reporting Person:
                  LFSRI II Alternative Partnership L.P.
                  c/o Lazard Freres Real Estate Investors L.L.C.
                  30 Rockefeller Plaza, 63rd Floor
                  New York, NY 10020

                  Fifth Reporting Person:
                  LFSRI II-CADIM Alternative Partnership L.P.
                  c/o Lazard Freres Real Estate Investors L.L.C.
                  30 Rockefeller Plaza, 63rd Floor
                  New York, NY 10020

Item 2.           Date of Event Requiring Statement.
                  August 1, 1998

Item 4.           Issuer Name and Trading Symbol.
                  ARV Assisted Living, Inc.
                  ARVI

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                         PROMETHEUS ASSISTED LIVING LLC

                           by  LF Strategic Realty Investors II
                               L.P., as a member,

                               by  Lazard Freres Real Estate
                                   Investors L.L.C., its general
                                   partner,

                                 by
                                      /s/ John A. Moore
                                    ------------------------------
                                    Name:  John A. Moore
                                    Title: Principal


                         LF STRATEGIC REALTY INVESTORS II L.P.

                          by   Lazard Freres Real Estate
                               Investors L.L.C., its general partner,

                                 by
                                       /s/ John A. Moore
                                    ------------------------------
                                    Name:  John A. Moore
                                    Title: Principal


                         LFSRI II ALTERNATIVE PARTNERSHIP L.P.

                          by  Lazard Freres Real Estate
                              Investors L.L.C., its general
                              partner,

                                by
                                     /s/ John A. Moore
                                  -----------------------------
                                  Name:  John A. Moore
                                  Title: Principal

                         LFSRI II-CADIM ALTERNATIVE PARTNERSHIP
                         L.P.

                          by  Lazard Freres Real Estate
                              Investors L.L.C., its general
                              partner,

                                by
                                     /s/ John A. Moore
                                  ------------------------------
                                  Name:  John A. Moore
                                  Title: Principal


                         LAZARD FRERES REAL ESTATE INVESTORS
                         L.L.C.

                                by
                                    /s/ John A. Moore
                                 --------------------------------
                                 Name:  John A. Moore
                                 Title: Principal



Dated October 2, 1998